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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11 OR §240.14a-12

COGENT COMMUNICATIONS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1015 31st Street
Washington, D.C. 20007
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON April 15, 2010

        The Annual Meeting of Stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company"), will be held on April 15, 2010, at 9:00 a.m., local time, at the Company's offices at 1015 31st Street, NW, Washington, D.C. 20007, for the following purposes:

  1.
  To elect seven directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

  2.
  To vote on the ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accountant for the Company for the fiscal year ending December 31, 2010.

  3.
  To vote on an amendment to the 2004 Incentive Award Plan to increase the authorized number of shares of common stock in the plan by 1,300,000.

  4.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Proxy Statement.

        The Board of Directors has fixed March 1, 2010 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

        The Company's Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2009 Annual Report to Stockholders for the fiscal year ended December 31, 2009.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,

Ried Zulager, Secretary

Washington, D.C.
March 1, 2010

 COGENT COMMUNICATIONS GROUP, INC.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held at 9:00 a.m., April 15, 2010

        The proxy statement and annual report to stockholders (Form 10-K) are available at: http://www.cogentco.com /Reports.

        The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K).

        The annual shareholder meeting will be held at 9:00 a.m. on April 15, 2010 at Cogent's offices at 1015 31st Street, NW, Washington, D.C. 20007. The matters to be covered are noted below:

  1.
  Election of directors;

  2.
  Ratification of appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2010;

  3.
  Amendment to the 2004 Incentive Award Plan to increase the authorized number of shares of common stock in the plan by 1,300,000; and

  4.
  Other matters as may properly come before the meeting.

        The Board of Directors of Cogent recommends voting FOR Proposal 1—Election of Directors, FOR Proposal 2—Ratification of Appointment of Ernst & Young LLP as independent registered public accountant for the fiscal year ending December 31, 2010, and FOR Proposal 3—Amendment to the 2004 Incentive Award Plan to increase the authorized number of shares in the plan by 1,300,000.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

1015 31st Street
Washington, D.C. 20007
(202) 295-4200

PROXY STATEMENT

        The Board of Directors of Cogent Communications Group, Inc. (the "Company"), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 15, 2010, at 9:00 a.m., local time, at the Company's offices at 1015 31st Street, NW, Washington, D.C. 20007, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company's 2009 Annual Report to Stockholders are first being mailed to stockholders on or about March 3, 2010.

VOTING SECURITIES

Voting Rights and Outstanding Shares

        Only stockholders of record on the books of the Company as of 5:00 p.m., March 1, 2010 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 44,781,543 shares of common stock, par value $0.001 per share.

        Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company's Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxies

        The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

  •
  delivering written notice of revocation to the Company, Attention: Ried Zulager;

  •
  delivering a duly executed proxy bearing a later date to the Company; or

  •
  attending the Annual Meeting and voting in person.

        Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted "FOR" the election of directors, "FOR" the ratification of the selection by the Audit Committee of Ernst & Young LLP as independent registered public accountants, and "FOR" the approval of the increase in the number of shares in the incentive plan, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

        The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or email.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board of Directors shall be approved by a majority of the votes cast by holders of our common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

        In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

        Set forth below is certain information concerning the seven directors of the Company nominated to be elected at the Annual Meeting:

        Dave Schaeffer, age 53, founded our Company in August 1999 and is our Chairman of the Board of Directors, Chief Executive Officer and President. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999. Mr. Schaeffer serves as both Chairman and CEO because he is the founder of the company and has successfully led the Company and the board since the Company was founded. For this reason he has been nominated to continue serving on the board.

        Steven D. Brooks, age 58, has served on our Board of Directors since October 2003. Mr. Brooks is a private investor. He was Managing Partner of BCP Capital Management from 1999 to 2009. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks has been nominated to continue serving on the board because of his extensive experience with firms such as Cogent and with public market activities of such companies. Having been involved with the Company since its early days he brings extensive historical perspective to the Board.

        Erel N. Margalit, age 49, has served on our Board of Directors since 2000. Mr. Margalit has been Managing Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit serves on the board of directors (which also serves as the compensation committee in each case) of Sepaton, Inc., Animation Lab Ltd., Cyber-Ark Software, Inc., Double Fusion Inc., Magink Display Technologies Inc., CyOptics, Inc., JVP Media Studio, L.P., Mega Learning Ltd., PopTok Ltd., Qlik Technologies, Inc., and Siano, Inc. All of these companies are privately held. Mr. Margalit, in his capacity as director of a company in Israel, is the subject of a proceeding in which the tax authorities have alleged that the company (which is unrelated to us) failed to pay withholding taxes (which triggers director's liability under the income tax law in Israel). Mr. Margalit was acquitted of all liability on July 2008. The verdict is under an appeal by the government. The proceedings are classified as criminal under the income tax law of Israel. Mr. Margalit has been nominated to continue serving on the board because of his extensive knowledge of the technology marketplace. A Jerusalem Venture Partners fund managed by him was a founding investor in Cogent. Mr. Margalit continues to play an active role in various technology ventures both in and outside the U.S.

        Timothy Weingarten, age 34, has served on our Board of Directors since October 2003. Mr. Weingarten is the CEO of Visage Mobile. He is also a consultant to and former general partner of Worldview Technology Partners. From 1996 to 2000 was a member of the telecom equipment research group at Robertson Stephens and Company. Mr. Weingarten is also a member of the board of directors of Visage Mobile, Zoove, Inc., and Ooma, Inc. He serves on the compensation committee of each of those companies and on the audit committee of Ooma and Visage. Mr. Weingarten has been nominated to continue serving on the board because of his extensive knowledge of the U.S. venture capital backed companies making use of the Internet. The board values this insight since Cogent's future growth depends to a great extent on the uses made of the Internet.

        Richard T. Liebhaber, age 74, has served on our Board of Directors since March 2006. Mr. Liebhaber was with IBM from 1954 to 1985, where he held a variety of positions. Subsequently, he served as executive vice president and member of the management committee at MCI Communications, and from 1992 to 1995, served on the board of directors of MCI. From 1995 to 2001, Mr. Liebhaber served as managing director at Veronis, Suhler & Associates, a New York media merchant banking firm. He also serves on the board of JDS Uniphase, where he serves on the development and governance committees. Mr. Liebhaber has been nominated to continue serving on the board because of his extensive operational experience with telecommunications companies.

        D. Blake Bath, age 47, has served on our Board of Directors since November 2006. He is the CEO of Bay Bridge Capital Management, LLC, an investment firm in Bethesda, MD. From 1996 until 2006, Mr. Bath was Managing Director at Lehman Brothers and, as a senior equity research analyst for Lehman Brothers, was Lehman's lead analyst covering wireline and wireless telecommunications services. Prior to joining Lehman Brothers he was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. From 1989 to 1992 he was an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications. Mr. Bath has been nominated to continue serving on the board because of his wide experience with the telecommunications industry which allows him to contribute a broad perspective to discussions about the Company's future activities and its place in the current competitive landscape.

        Marc Montagner, age 48, has been nominated to join the board. He is currently Executive Vice President of Strategy, Development and Distribution at SkyTerra. Prior to joining SkyTerra in February of 2009, Mr. Montagner was Managing Director and Co-Head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until August of 2006, he was Senior Vice President, Corporate Development and M&A with the Sprint Nextel Corporation. Prior this, Mr. Montagner had the same responsibilities with Nextel Communications. Prior to 2002, Mr. Montagner was a Managing Director in the Media and Telecom Group at Morgan Stanley. Prior to joining Morgan Stanley, Mr. Montagner worked for France Télécom in New York where he was Head of Corporate Development for North America. He has been nominated to the board due to his extensive experience in the telecommunications industry, specifically with operational, financial and strategic matters.

        Unless marked otherwise, proxies received will be voted "FOR" the election of each of the nominees named above.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the election of all nominees named above.

 PROPOSAL NO. 2
Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accountants

        The Audit Committee of the Board has appointed Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2010. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2008 and 2009 are described under "Relationship with Independent Registered Public Accountants—Fees and Services of Ernst & Young LLP," below.

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be available by telephone at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for ratification.

        The Board recommends that stockholders vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2010. Unless marked otherwise, proxies received will be voted "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2010.

        In the event stockholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee and the Board. The Company believes that neither the Audit Committee nor the Board is obliged to make any such reconsideration under Delaware law, the rules of the stock exchange on which it is listed, or the rules promulgated by the Securities and Exchange Commission that frame certain specific obligations of the members of all public company audit committees with respect to the selection of independent registered public accountants. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for 2010.

PROPOSAL NO. 3
AMENDMENT TO INCREASE SHARES IN INCENTIVE PLAN

        On December 3, 2009 the Board approved, subject to stockholder approval, the amendment of the Company's 2004 Incentive Award Plan (the "Award Plan") to increase the shares of common stock available for grant under the Award Plan by 1,300,000 shares. Currently, 231,127 shares remain available under the Award Plan. The principal purpose for increasing the shares available under the Award Plan is to allow the Company to continue to use the Award Plan to continue to further the goals and purposes of the Award Plan. The increase in shares available for grant under the Award Plan shall be approved by a majority of the votes cast by holders of our common stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

  The 2004 Incentive Award Plan

        During 2004, the Company adopted the Award Plan to enhance and supplement the 2003 Incentive Award Plan. The principal purpose for adopting the Award Plan was to promote the success of the business and enhance the Company's value by linking the personal interests of employees and directors to its success and by providing these individuals with an incentive for outstanding performance. The Award Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, dividend equivalent rights, performance-based awards, deferred stock, stock payments and other stock-based awards (collectively, the "Awards"). As of January 31, 2010 there were 231,127 shares of common stock remained available for issuance under the Award Plan. The proposed amendment of the Award Plan would increase the aggregate number of shares of common stock reserved and available for issuance under the Award Plan to 1,531,127. Based on the closing price of the common stock on the NASDAQ on January 29, 2010 of $10.92 per share, the market value of shares of common stock proposed to be available for issuance under the Award Plan would be $16,719,907.

        Grants of options and restricted stock to non-employee directors and to executive officers are made by the board of directors as a whole. The CEO has been delegated authority to make grants to employees other than executive officers.

        The foregoing is only a summary of the Award Plan and is qualified by reference to its full text. The 2004 Incentive Award Plan, as amended and restated through June 20, 2007, is filed as Exhibit 10.10 to our Annual Report on Form 10-K, filed on February 27, 2008.

Equity Plan Information

        2004 Incentive Award Plan.    In 2004, we adopted our 2004 Incentive Award Plan. The 2004 Award Plan provides us with the ability to award equity-based incentive compensation, such as options to purchase shares of our common stock, stock appreciation rights, dividend equivalent rights, performance awards, restricted stock units, deferred stock and stock payments to employees, consultants and directors.

        The principal purpose for the adoption of the 2004 Award Plan was to promote the success of our business and enhance our value by linking the personal interests of employees, consultants and directors to our success and by providing these individuals with an incentive for outstanding performance. We believe that the 2004 Plan also gives us the flexibility to offer a variety of types of compensation and to remain competitive in recruiting and retaining qualified key personnel. In April 2005, the stockholders approved an increase in the number of shares available for grant under the 2004 Award Plan of 600,000 shares of common stock. In April 2007 the stockholders approved an increase in the number of shares available for grant under the 2004 Award Plan of 2,000,000 shares.

THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors met seven (7) times during 2009 and acted twice by unanimous written consent. Each director, during his term as director, attended at least 75% of the meetings of the Board. Each director, during his term as director, attended at least 75% of the meetings of the committees of the Board of which he was a member. Five directors were present at the annual meeting of stockholders. During 2009, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

        Mr. Schaeffer serves as CEO and Chairman of the Board of Directors. He is the founder of the Company and owns approximately 5% of the Company's stock. His dual role was established 10 years ago when he founded the Company. The board believes that at the Company's current stage of growth the board is best served by a chairman who is involved with the Company on a full-time basis and is therefore able to bring great depth of knowledge about the Company to this role. The board does not have a designated lead independent director.

        The board's role in the Company is to provide general oversight of strategy and operations. As part of its oversight of operations it reviews the performance of Company and the risks involved in the operations of the Company. The Board and the Audit Committee receive regular reports on the status of the Company's internal controls and each has reviewed key operational risks. The board's risk oversight role has no effect on its leadership structure as all directors other than Mr. Schaeffer are independent directors and therefore have no conflict that might discourage critical review.

  Nominating and Corporate Governance Committee

        We established our Nominating and Corporate Governance Committee in April 2005. During 2009, from January 1 to April 23, 2009, the members of this committee were Mr. Brooks and Mr. Ferguson; Mr. Ferguson did not stand for re-election at the April 23rd annual meeting. From April 23, 2009 the members of this committee are Messrs. Brooks (Chairman), Liebhaber and Margalit each of whom are independent members of our Board. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee may be found on the Company's website under the "Investor Relations" link at www.cogentco.com. Pursuant to its charter, the Nominating and Corporate Governance Committee's tasks include assisting the Board of Directors in identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting.

        The Nominating and Governance Committee seeks diversity in the membership of the board. It does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead it and the Board seek candidates with a range of experience. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee's understood needs of the Board at that time. In addition, the committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

        The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

        The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the corporate Secretary, at least three months before the next annual meeting to ensure meaningful consideration by the committee. See also "Notice of Stockholder Business and Nominations" for Bylaw requirements for nominations.

        The Nominating and Corporate Governance Committee had two formal meetings in 2009; both meetings were held in conjunction with a scheduled in-person meeting of the full board to accommodate the views of all members of the Board of Directors concerning its membership and constitution.

        Marc Montagner, the nominee for director who is not a director standing for re-election, was recommended to the Nominating and Corporate Governance Committee and the Board by the CEO and a non-management director.

  Stockholder Communication with Board Members

        Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board's attention, or summaries thereof, are then forwarded to the Board has served the Board's and the stockholders' needs. In view of Securities and Exchange Commission, or SEC, disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company's corporate website at www.cogentco.com, any communications to the Board should be sent to it in care of the Secretary.

  Code of Conduct

        The Company's Code of Conduct may be found on the Company's website under the "Investor Relations" link at www.cogentco.com.

  Board Member Attendance at Annual Meetings

        The Company encourages all of its directors to attend the Annual Meeting of Stockholders. The Company generally holds a board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.

  Director Independence

        Nasdaq Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq Marketplace Rules, the Board has determined that all of the directors nominated for election, other than Mr. Schaeffer, are independent.

  Audit Committee

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During 2009, from January 1 to April 23, 2009, the members of this committee were Messrs Liebhaber (Chairman), Bath and Ferguson; Mr. Ferguson did not stand for re-election at the April 23rd annual meeting. From April 23, 2009 the members of this committee are Messrs. Liebhaber (Chairman), Bath and Weingarten, each of whom is independent as the term "independence" is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Liebhaber, Bath and Weingarten qualifies as a financial expert, as that term is defined in the Exchange Act. The responsibilities of this committee include:

  •
  the appointment, compensation, retention and oversight of our independent registered public accountants;

  •
  reviewing with our independent registered public accountants the plans and results of the audit engagement;

  •
  pre-approving professional services provided by our independent registered public accountants;

  •
  reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

  •
  reviewing the independence of our independent registered public accountants; and

  •
  reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

        The Audit Committee met six (6) times during 2009 and did not act by unanimous written consent. The charter of the Audit Committee may be found as Appendix A to the Company's proxy statement filed on April 28, 2006 for the Annual Meeting held on June 7, 2006, a copy of which is available at www.sec.gov under the Company's filings with the SEC or at www.cogentco.com under the tab Investor Relations, under the tab Corporate Governance.

 Audit Committee Report

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2009.

        We have discussed with the independent registered public accountants, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61, as amended.

        We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Board of Directors caused the Form 10-K to be so filed.

Audit Committee:
Richard Liebhaber Timothy Weingarten D. Blake Bath

  Compensation Committee

        The Compensation Committee consists of Messrs. Bath, Margalit and Weingarten each of whom is independent as the term "independence" is defined in the applicable listing standards of Nasdaq. Mr. Bath is chairman of the committee. This committee is responsible for determining compensation for our executive officers and other employees, and administering the compensation programs. The Compensation Committee had one formal meeting in 2009 and did not act by unanimous written consent. In 2009 the functions of the Compensation Committee were undertaken by the full board during closed executive session meetings held in conjunction with regularly scheduled in-person meetings of the board and particularly at the board meeting held in December 2009 attended by all members of the Board of Directors. Salary and equity compensation awards for all of the executive officers and key employees of the Company listed in this proxy statement were considered during these meetings and Mr. Schaeffer was absent from any discussions concerning his compensation. The charter of the Compensation Committee is available at www.cogentco.com under the tab Investor Relations, under the tab Corporate Governance.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Schaeffer is included under "Proposal—Election of Directors."

EXECUTIVE OFFICERS

        Thaddeus G. Weed, age 49, joined us in February 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer and Treasurer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services, Inc. where Mr. Weed undertook a broad range of financial management responsibilities. From

1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

        Robert N. Beury, Jr., age 56, joined us in September 2000 and serves as Chief Legal Officer (Vice President and General Counsel) and Assistant Secretary. Prior to joining us, Mr. Beury served as Deputy General Counsel of Iridium LLC, a mobile satellite service provider, from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        R. Brad Kummer, age 61, joined us in February 2000 and serves as Vice President of Optical Transport Engineering and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy G. O'Neill, age 54, joined us in January 2001 and serves as the Vice President of Field Engineering, Construction and Network Operations. He is responsible for network operation, construction and maintenance. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing and operating a network for internet access and layer 2 services.

        Mark A. Schleifer, age 41, joined us in October 2000 and serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of initiating customer service, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Jeffrey Karnes, age 38, joined us in May of 2004 and serves as Vice President of Global Sales and Chief Revenue Officer. Prior to joining us, Mr. Karnes served Vice President of Regional Sales at UUNet division of MCI Communications, where he had served in a number of positions in the sales organization since joining UUNet in 1995.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee of the Board of Directors is responsible for determining compensation changes for senior officers and employees in general. The Chief Executive Officer participates in the decision making by making recommendations to the committee. After informal discussion among the committee members and the CEO, recommendations for compensation changes are voted upon by the committee and the Board of Directors. The compensation changes take the form of specific amounts for the CEO and other executive officers and general guidelines for use by the CEO in determining compensation for other employees. Compensation changes are developed based upon the understanding of the CEO and the committee of the compensation of officers and employees in similar companies and the performance of the individual officers. Neither the CEO nor the committee has retained any third party consultants or engaged in any formal comparison of compensation at the Company to compensation at other companies.

        The method of compensation decision making actually employed by the Company does not lend itself to extensive analytical and quantitative disclosure. Most of the analysis that goes into compensation determinations is simply the subjective business judgment of the Company's CEO and the Board of Directors. Cogent is a small company, with approximately 580 employees, half of whom are sales people. Its salaries and bonuses are modest by the standards of public companies. The CEO has a salary of $323,000 (in 2010) and cash bonuses to senior management have rarely exceeded 5% of salary. Stock and option awards to senior management are also modest and generally are, the Company believes, at lower levels than other, similar telecommunications and high tech companies. In summary, the Company has a simple and modest compensation structure. Accordingly, the compensation decisions do not involve extensive analysis, but rather are based on the judgment of the Company's Board of Directors, its Compensation Committee, and its CEO, based on their experience, described below.

        Each member of the Compensation Committee has extensive personal experience with the determination of executive compensation. Blake Bath, the chairman of the committee, was an equity research analyst for 14 years and was involved with dozens of early stage telecommunication and internet companies that subsequently became public companies. As such, he reviewed the compensation of numerous senior executives, including the compensation of the founding CEOs of these companies. Erel Margalit is the founder of one of the venture capital funds that provided the Company with its initial investment and has managed venture capital funds for 15 years. During this time period, he has helped foster the growth of more than 60 companies in the U.S., Israel and Europe and has participated in the determination of CEO and executive compensation in dozens of cases. He was involved in the initial funding of the company when the CEO's compensation was initially determined. As an investor risking the money entrusted to him through his venture capital funds he has had the incentive and profit motive to effectively manage CEO compensation. Timothy Weingarten has been a venture capitalist for eight years. The funds with which he is affiliated were some of the initial investors in the company when it was founded. He has served on the board of directors of seven companies in which the funds with which he is affiliated have invested. Serving on these boards he has been a participant in setting compensation for CEOs and other executives. The funds with which he is affiliated have invested in close to 45 companies. The fund managers have regularly discussed and debated executive compensation in the context of the decision of the funds to invest in these companies. He is also familiar with these issues in his role as CEO of Visage Mobile.

        With their combined experience as a starting point, the members of the Compensation Committee have considered the proposed compensation of the named executive officers. They have shared their views, based on their experience, with one another and come to a consensus decision on the proper level of compensation. The ultimate decision is a synthesis of each member's experience and views on proper compensation levels.

        The combined experience of the members of the committee, having seen hundreds of executives in start-up and other companies has given them a sense of the compensation that executives at various levels expect and the amount that must be paid to maintain a motivated executive who will not seek other employment. The Compensation Committee relies on this experience in determining that the awards granted to management are sufficient to retain the named executive officers and are comparable to compensation received by management at similar companies.

        The compensation philosophy of the CEO and the committee has been to pay reasonable salaries in light of the perceived market for the skills of each individual hired, to avoid offering any perquisites (such as automobiles, club dues, etc.), to pay small cash bonuses based on performance as measured by cash flow, EBITDA, and revenue and subjective assessments of the company's overall performance, and to give every employee an opportunity to benefit from share price increases through grants of options and restricted stock. (EBITDA is the acronym for earnings before interest, taxes, depreciation, and amortization and is calculated by us in the manner reflected in our Form S-1 (File No. 333-122821) filed February 14, 2005, as amended.) The Company believes that this philosophy has been successful in recruiting and retaining its management team as evidenced by the Company's success and the low turnover of the management team.

        The compensation of the CEO was originally determined in negotiations with the managers of the venture capital funds that initially invested in the Company in February 2000. At the same time he entered into an employment agreement that governs various aspects of his employment. His employment agreement is described below. The compensation of subsequently hired executive officers was determined in negotiations between the CEO and such executive officers and in consultation with the Board of Directors and the Compensation Committee and is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers have been made based upon the recommendation of the CEO after consultation with the Compensation Committee in the manner described above. Any change to any aspect of the compensation of the CEO is approved by the board of directors, excluding the CEO, upon recommendation from the Compensation Committee.

        The Company's current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, stock options and restricted stock. All Company executive officers also participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans on the same basis as other employees. Changes in all elements of compensation for all executive officers, including the CEO, have generally arisen from informal discussions among the CEO and the directors followed by formal recommendations by the CEO to the Compensation Committee and the board of directors.

        The Company's compensation components in 2009 were the same as in prior years—salary, cash bonus, and restricted stock. Changes in salaries over the years have been made on the basis of changes in responsibility and compensation for inflation. Cash bonuses have not been a significant part of compensation. Restricted stock and options (in prior years) have been used by the Compensation Committee to motivate the executives and link their interests to those of the stockholders. The elements are each viewed independently: salary increases to partially offset inflation; bonuses as a fairly immaterial element awarded primarily based on the CEO's and the Compensation Committee's subjective analysis of an employee's contributions and the Company's performance; and equity awards to motivate employees and align their interest with stockholders.

  Salary

        The Compensation Committee periodically reviews the compensation of the Company's Chief Executive Officer and each executive officer and, based on recommendations from the CEO, determines the compensation for each executive. In recent years the Company has given raises to all employees to partially compensate for general inflation. Specific executive officers have been given additional raises based on the officer's increased responsibilities as the Company has grown. The CEO and the committee members have determined the amount of these raises based on their experience as managers and directors without reference to studies or consultants. Consistent with its policy the Compensation Committee and the Board of Directors granted as of January 1, 2009 senior officers the same 2.0% salary increase granted to other employees. Mr. Weed, the Company's Chief Financial Officer, received an additional increase reflecting the committee's and the Board of Directors' view of his increased responsibilities as public companies have come under increasing scrutiny and regulation. Effective January 1, 2010 the senior officers and other employees were granted a 1.0% salary increase.

  Bonus

        The Company's executive officers and employees have received cash bonuses based on the performance measured by revenue, cash flow, EBITDA and the subjective judgment of the Compensation Committee and the Board. The Compensation Committee and the board of directors have made specific awards to the CEO, specified the maximum awards for other executive officers, and determined the of bonus pools for awards to non-executive employees. Subject to these limitations the Board has authorized the CEO to make bonus grants to executive officers and employees (other than the CEO). The CEO has also authorized specific cash bonuses to certain employees and officers for performance based on a qualitative assessment of performance. In all cases the Compensation Committee and the board have reviewed and approved any bonus for the CEO.

        The Compensation Committee and the Board of Directors approved bonuses paid in 2008 of $6,000 for Mr. Weed, Mr. Karnes, and Mr. Beury. The guidelines authorized by the Compensation Committee for other employees were: up to $3,000 for other members of senior management and up to $1,500 for other employees. In addition, the CEO was authorized to distribute a total of up to $100,000 to be shared by employees selected by him. The Compensation Committee and the Board of Directors approved bonuses paid in 2009 of $10,000 for Mr. Weed and $7,500 for Mr. Beury. Awards were also made to other senior managers. In addition, the CEO was authorized to distribute a total of up to $105,000 to be shared by employees (other than senior managers) selected by him. No bonus was paid to the CEO in 2009.

        The Company's Chief Revenue Officer and Vice President of Global Sales, Jeff Karnes, is paid commissions once a quarter based on the achievement of the entire sales organization (North America and Europe) against a revenue quota for that quarter. The revenue quota for the entire sales organization is the sum of quotas assigned to each sales office. Within each sales office each sales person has a revenue quota assigned to him or her. The quota is an amount of revenue from new customers that the sales person is supposed to deliver. Salespersons are paid a commission based on the percentage of quota each achieves. Revenue, for the purpose of the quota and commission calculation, is the expected revenue from customers that have had the company's service (Internet access and related services) installed during the relevant period. Revenue includes monthly recurring revenue and a portion of non-recurring revenue, such as installation charges. Mr. Karnes revenue quota is based on the sum of the quotas for all sales offices. In 2009 his average revenue quota was approximately $2.8 million per quarter of new, incremental revenue from installed services. If the revenue generated by the entire sales organization for the quarter is 100% of Mr. Karnes revenue quota, he will receive 100% of $15,000. If the percentage is more or less he receives a proportionally lesser or greater amount. For example if revenue were at 50% of his quota for the quarter, then he would be paid 50% of $15,000, or $7,500. If revenue were 200% of his quota he would receive $30,000.

  Options and Restricted Stock

        The Company has made awards of options and restricted stock to employees to align their interests with the Company's stockholders. Awards are not timed to material company events. The strike price of the option awarded to an employee is the price of Company's common stock on the grant date.

        Vesting of options and restricted stock is based on continued employment with acceleration of vesting upon a change of control or, for some awards, if the executive is discharged other than for cause or resigns for good cause. Awards to senior officers are determined by the Compensation Committee and/or the full Board of Directors as appropriate, taking into account such factors as the nature of the participant's responsibilities and the business priorities of the Company. Awards to employees other than senior officers are made by the CEO pursuant to general guidelines established by the Compensation Committee and the Board. The restricted stock granted in 2007 and 2008 to our executive officers fully vests upon a change of control, even if the officer is not discharged. (No grants were made to executive officers in 2009.) A change of control is defined as a transaction after which the current stockholders of the Company have less than 50% of the stock of the surviving entity, for example, a merger, sale of substantially all of the assets of the Company, or similar transaction. Permitting the officers to become fully vested upon a change of control and allowing this to occur without the executive being discharged provides, in the view of the Board of Directors, an incentive for the executives to pursue a transaction that could be beneficial for the stockholders even though the charge of control would create uncertainty with respect to the future of each officer.

        The intent of the Compensation Committee has been to use the awards of restricted stock and options to align the interests of management with the interests of the stockholders. The size of these awards was based primarily on the Compensation Committee's subjective experience with awards to CEOs that are the founder of the company and to other executives hired to build a start-up company. The Compensation Committee's intent has been to make awards that are sufficient to retain the executives and that are comparable to the compensation received by management in other, similar companies. The awards of restricted stock made by the Compensation Committee and the Board of Directors continue this practice. The stock vests over a period of years to provide an incentive for the executives to stay with the company.

        Mr. Schaeffer's stock award in 2008 was, as it has been in the past, substantially greater than the awards given to other executive officers. He was the founder of the Company and has been its CEO since inception. Mr. Schaeffer's significant award of 360,000 shares reflects his central role in the success of the company. The award (made in January 2008) began vesting in 2009 at a rate of 10,000 shares per month over a period of 36 months. The Compensation Committee regards him as critical to the future prospects of the Company. Not only was he the founder of the Company but he has been primarily responsible for hiring every member of management, has led all of the Company's capital raising activities, and has actively managed the Company for its entire history. No detailed analysis went into the decision of the Compensation Committee on the award he received in 2008 or his previous awards. Instead, the size of the award was based primarily on the business experience of the Compensation Committee members with respect to the size of the ownership position of a founder and CEO. No award was made in 2009 to any of our senior managers. The Board is considering making awards in 2010 of restricted stock to senior management.

  Severance and Change of Control Compensation

        Each of the senior managers is entitled to receive 6-12 months of salary and, in certain cases, acceleration of vesting in restricted stock and options. The specific amounts that each executive officer would receive are described below in the section titled "Employment Agreements and Other Potential Post-Employment Payments." The Compensation Committee and the Board believe these termination arrangements are necessary to secure and retain the services of experienced managers. Such arrangements are typical for executives. They serve a purpose in that they encourage executives to be receptive to changes, such as sale of the company or management changes, that benefit the company though they may place an individual executive at risk.

  Tax Deductibility of Compensation

        Section 162(m) of the Code limits the Company's federal income tax deduction for certain executive compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. The awards made to the CEO will cause his compensation to exceed $1,000,000 in most years and such compensation will not be fully deductible for federal income tax purposes.

 Summary Compensation Table

        The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer, our principal financial officer, and each of our three other most highly compensated executive officers, or our named executive officers, whose annual compensation equaled or exceeded $100,000 for the year three years ended December 31, 2009.

Name	Principal Position	Year	Salary	Bonus	Stock Awards(c)	Option Awards(d)	Non-equity Incentive Plan Compensation	TOTAL
Dave Schaeffer	CEO	2007	$306,000	$—	$12,730,000	$—	$—	$13,036,000
		2008	$313,650	$—	$8,535,600	$—	$—	$8,849,250
		2009	$319,923	$—	$—	$—	$—	$319,923
Thaddeus Weed	CFO	2007	$217,260	$2,130	$1,018,400	$709,275	$—	$1,947,065
		2008	$237,692	$6,000	$474,200	$—	$—	$717,892
		2009	$247,445	$10,000	$—	$—	$—	$257,445
R. Reed Harrison III(a)	COO	2007	$306,000	$3,000	$509,200	$—	$—	$818,200
		2008	$313,650	$6,000	$—	$—	$—	$319,650
		2009	$258,568	$—	$—	$—	$—	$258,568
Jeffrey Karnes (b)	Chief Revenue Officer	2007	$229,500	$2,250	$1,364,200	$—	$56,665	$1,652,615
		2008	$235,238	$6,000	$474,200	$—	$52,055	$767,493
		2009	$239,942	$—	$—	$—	$44,128	$284,070
Robert Beury	Chief Legal Officer	2007	$229,500	$2,250	$1,364,200	$—	$—	$1,595,950
		2008	$235,238	$6,000	$474,200	$—	$—	$715,438
		2009	$244,942	$7,500	$—	$—	$—	$252,442
Mark Schleifer	VP IP Engineering	2007	$227,460	$2,230	$509,200	$—	$—	$738,890
		2008	$233,146	$6,000	$474,200	$—	$—	$713,346
		2009	$237,809	$—	$—	$—	$—	$237,809

(a)
Mr. Harrison left the company's employ on October 23, 2009.

(b)
Mr. Karnes' commission compensation is reported under Non-equity Incentive Plan Compensation.

(c)
Stock awards are valued based on the closing price of the stock on the date of grant multiplied by the number of shares awarded.

(d)
Option awards are valued based on aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, "Compensation-Stock Compensation." The assumptions and estimates are explained in Note 8 to the Company's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

        In January 2009 the executive officers received a 2.0% salary increase which was the same percentage increase that was granted to all employees. This was intended simply to compensate (partially) for inflation. Mr. Weed and Mr. Beury each received an additional salary increase of $5,000.

Grants of Plan-Based Awards in Fiscal 2009

        No grants of options or awards of stock were made to executive officers in 2009. Mr. Karnes commission has been paid on a continuing basis since he was hired. Mr. Karnes revenue quota is based on the sum of the quotas for all sales offices. In 2009 his average revenue quota was approximately $2.8 million per quarter of new, incremental revenue from installed services. If the revenue generated by the entire sales organization for the quarter is 100% of Mr. Karnes revenue quota, he will receive 100% of $15,000. If the percentage is more or less he receives a proportionally lesser or greater amount. For example if revenue were at 50% of his quota for the quarter, then he would be paid 50% of $15,000, or $7,500. If revenue were 200% of his quota he would receive $30,000.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold	Target	Maximum
Jeffrey Karnes	$0	$60,000	Unlimited(a)

(a)
While in theory Mr. Karnes commission is unlimited it is in practice limited by the Company's ability to accept and install service for new customers.

 Outstanding Equity Awards at Fiscal Year End

        The following table shows the information regarding the options and stock held by our named executive officers on December 31, 2009.

							STOCK AWARDS
			OPTION AWARDS					Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested(g)
Name	Title	Notes	Number of securities Underlying Unexercised Options Exercisable	Number of securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested
Dave Schaeffer	CEO	(a)	—	—			240,000	$2,366,400
Thaddeus Weed	CFO	(b)	3,125	—	$4.88	10/26/2015	—	$0
Thaddeus Weed	CFO	(c)	35,414	14,586	$25.46	4/30/2017	5,834	$57,523
Thaddeus Weed	CFO	(d)					11,250	$110,925
R. Reed Harrison III	COO	(e)	93,119	—	$6.00	7/1/2014
Jeffrey Karnes	Chief Revenue Officer	(b)	10,000	—	$4.88	10/26/2015
Jeffrey Karnes	Chief Revenue Officer	(f)					11,250	$110,925
Jeffrey Karnes	Chief Revenue Officer	(d)					11,250	$110,925
Robert Beury	Chief Legal Officer	(b)	2,500	—	$4.88	10/26/2015
Robert Beury	Chief Legal Officer	(f)					11,250	$110,925
Robert Beury	Chief Legal Officer	(d)					11,250	$110,925
Mark Schleifer	VP	(b)	3,125	—	$4.88	10/26/2015
Mark Schleifer	VP	(d)					11,250	$110,925

FOOTNOTES

(a)
Shares vest monthly at 10,000 a month from January 1, 2009 to January 1, 2011

(b)
options vested 25% after one year and in equal monthly installments for 36 months thereafter

(c)
options and shares vest 25% on February 8, 2008, then in equal monthly installments for 36 months thereafter

(d)
shares vested 25% on January 1, 2009 and quarterly thereafter until January 1, 2012

(e)
options vested in 48 equal monthly installments

(f)
shares vested 25% on June 20, 2008 then every three months for 36 months thereafter

(g)
valued using the closing price of the Company's common stock on December 31, 2009—$9.86

 Option Exercises and Stock Vested Value

        The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2009, and the value of stock awards at the time of vesting for stock awards that vested during the year.

		Option Awards		Stock Awards
Name	Title	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting(a)
Dave Schaeffer	CEO	576,930	$4,479,761	620,000	$5,219,000
Thaddeus Weed	CFO	—	—	53,742	$527,708
R. Reed Harrison III	COO	50,000	$262,600	30,000	$294,300
Jeffrey Karnes	Chief Revenue Officer	—	—	46,250	$428,919
Robert Beury	Chief Legal Officer	—	—	46,250	$428,919
Mark Schleifer	VP	—	—	38,750	$360,650

(a)
Valued using the market price of our common stock on the date the stock vested multiplied by the number of shares that vested.

Employment Agreements and Other Potential Post-Employment Payments

        Each of Messrs. Schaeffer, Weed, Beury, Karnes, and Schleifer entered into an employment agreement with us. (Mr. Harrison had an employment agreement prior to his departure.) Among other things these agreements and the terms of the grants of options and restricted stock provide for certain benefits upon change of control, termination of employment without cause and resignation for "good reason". The agreements are as follows:

        Dave Schaeffer Employment Agreement.    Dave Schaeffer has an employment agreement that provides for his services as Chief Executive Officer. He also receives all of our standard employee benefits and through March 2010 a life insurance policy with a death benefit of $2.0 million. If he is discharged without cause or resigns for "good reason" he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. Under the terms of the grants of restricted stock that have been made to him in the event of a change of control or if he is discharged without cause or resigns for "good reason," 100% of his then unvested restricted stock will vest immediately. The value on December 31, 2009 of the unvested restricted stock and options that could have vested pursuant to these provisions was $2,366,400. Had his employment been terminated without cause or had he resigned for "good reason" he would have received a payment of $319,923 (equal to one year's salary). If the entire amount of these payments was subject to Section 4999 of the Internal Revenue Code he could receive up to an additional $537,265. "Good reason" for resignation includes removal from his position as CEO or failure to elect him as chairman of the Board of Directors.

        Thaddeus Weed Employment Agreement.    Thaddeus Weed has an employment agreement under which he serves as Chief Financial Officer and Treasurer. In the event that his employment with us is terminated without cause or he resigns for good reason, the agreement entitles him to twelve months of salary and continuation of benefits for twelve months. Had this occurred on December 31, 2009 he would have received $247,445 (12 months salary). Under the terms of the grants of restricted stock and options that he has been granted he is also entitled to accelerated vesting of his options and some of his restricted stock in such event. The value on December 31, 2009 of the unvested stock and options for which vesting would accelerate was $57,523. In the event of a change of control he becomes fully vested in his restricted stock and other options. If this had occurred on December 31, 2009 the value of the restricted stock and options that would have vested was $168,448. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately. The value on December 31, 2009 of the unvested stock and options that would have vested was $168,448 (which includes the $168,448 described in the previous sentence). In addition, he would receive as a lump sum an amount equal to 12 months of salary ($247,445).

        Robert N. Beury, Jr. Employment Agreement.    Robert Beury's employment agreement entitles him to twelve months of salary and twelve months of benefits in the event that his employment with us is terminated without cause or he resigns for good reason. Had this occurred on December 31, 2009 he would have received $244,942 (twelve months salary). If this occurred in conjunction with a change of control the payment would be a lump sum. The vesting of his restricted stock would not accelerate in such event. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested. Had a change of control occurred on December 31, 2009 the value of the restricted stock that would have vested was $221,850. In the event of a change of control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock and options will vest immediately. The value on December 31, 2009 of the unvested stock and options that would have vested was $221,850. In addition, he would receive as a lump sum an amount equal to twelve months salary ($244,942).

        Jeffrey Karnes Employment Agreement.    Jeffrey Karnes's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he will receive six months salary and continuation of benefits for six months. Had this occurred on December 31, 2009 he would have received $119,971 (six months salary). The vesting of his restricted stock would not accelerate in such event. In the event of a change of control the vesting of his restricted stock accelerates. Had a change of control occurred on December 31, 2009 the value of the restricted stock that would have vested was $221,850. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately. The value on December 31, 2009 of the unvested stock and options that would have vested was $221,850. In addition, he would receive as a lump sum an amount equal to six months salary ($119,971).

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he will receive six months salary and continuation of benefits for six months. Had this occurred on December 31, 2009 he would have received $118,905 (six months salary). The vesting of his restricted stock would not accelerate in such event. In the event of a change of control the vesting of his restricted stock accelerates. Had a change of control occurred on December 31, 2009 the value of the restricted stock that would have vested was $110,925. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then restricted stock will vest immediately. The value on December 31, 2009 of the unvested stock and options that would have vested was $110,925. In addition, he would receive as a lump sum an amount equal to six months salary ($118,905).

Director Compensation

Director Compensation

        Based on board action approved December 18, 2008 our non-management Board members were compensated in 2009 as follows for their services:

  •
  $125,000 for a full year of service on the board and

  •
  $1,000 cash per in-person board meeting for each non-management director.

        On January 2, 2009 each director received a cash payment of $75,000 and immediately used the entire payment to purchase common stock of the Company. On January 1, April 1, July 1, and October 1 of 2009 each director received an additional cash payment of $12,500.

        The following table shows the amounts earned or paid in 2009. In January 2009 each director used $75,000 of his annual fee to purchase the Company's common stock.

Name	Fees Earned or Paid In Cash
Blake Bath	$128,000
Steven Brooks	$127,000
Richarl Liebhaber	$129,000
Erel Margalit	$127,000
Timothy Weingarten	$129,000
Lewis Ferguson(a)	$100,000

(a)
Mr. Ferguson did not stand for re-election in 2009.

        The compensation of David Schaeffer, who is a director and our Chief Executive Officer is disclosed in the Summary Compensation Table, above, and is therefore not shown in the Director Compensation table.

Equity Plan Information

        2004 Incentive Award Plan.    In 2004, we adopted our 2004 Incentive Award Plan. The 2004 Award Plan is intended to enhance and supplement the 2003 Award Plan (under which awards are no longer made) by broadening the types of awards that may be granted to employees and consultants and by providing for grants to directors. In addition to awards of restricted shares of common stock, the 2004 Award Plan provides us with the ability to award other equity-based incentive compensation, such as options to purchase shares of our common stock, stock appreciation rights, dividend equivalent rights, performance awards, restricted stock units, deferred stock and stock payments to employees, consultants and directors.

        The principal purpose for the adoption of the 2004 Award Plan was to promote the success of our business and enhance our value by linking the personal interests of employees, consultants and directors to our success and by providing these individuals with an incentive for outstanding performance. We believe that the 2004 Plan also gives us the flexibility to offer a variety of types of compensation and to remain competitive in recruiting and retaining qualified key personnel.

        As of January 31, 2010 a total of 863,509 shares were subject to outstanding stock options and restricted stock held by approximately 450 participants under the award plans. On January 29, 2010 (the last trading day prior to January 31), the closing price of our common stock on the Nasdaq was $10.92 per share.

        We currently make all awards under our 2004 Award Plan, which has been approved by our stockholders. The following table provides information as of January 31, 2010 about outstanding options and shares reserved for future issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	863,509	$12.58	231,127
Equity compensation plans not approved by security holders	—	—	—

Total	863,509	$12.58	231,127

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for determining compensation for the Company's executive officers and other employees, and administering the 2004 Incentive Award Plan, the Company's management bonus plan and other compensation programs. The committee reviewed and discussed the Compensation, Discussion and Analysis with management and based on that review and discussion, recommended its inclusion in this proxy statement

                      Compensation Committee:

                      D. Blake Bath
                      Erel Margalit
                      Timothy Weingarten

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2009:

  •
  Messrs. Bath, Margalit, and Weingarten served on the Compensation Committee;

  •
  None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000;

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's compensation committee;

  •
  None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's compensation committee; and

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of January 31, 2010, for:

  •
  each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  each of our directors and nominees to become a director; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. The information has been compiled by the Company from reports filed with the SEC and other information available to the Company. Shares of common stock that will vest or are subject to options currently exercisable or exercisable within the period 60 days after January 31, 2010, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, Washington, D.C. 20007. The shares of stock to which this table applies are shares of common stock. The Company has no other class of stock.

Name of Beneficial Owner	Amount Owned	Percent of Class
FMR LLC and affiliated entities (Fidelity Investments)(1) 82 Devonshire Street, Boston, MA 02109	4,788,596	10.69%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022(2)	2,347,251	5.24%
Morgan Stanley and affiliated entities(3) 1585 Broadway, New York, NY 10036	3,455,480	7.72%
T. Rowe Price and affiliated entities(4) 100 East Pratt Street, Baltimore, Maryland 21202	2,837,864	6.34%
Columbia Wanger Asset Management, L.P. and affiliated entities(5) 227 W. Monroe Street, Suite 3000, Chicago, IL 60606	5,300,500	11.84%
Peninsula Capital Advisors, LLC and affiliated entities 404B East Main Street, Charlottesville, VA 22902(6)	4,400,000	9.83%
Directors and Officers:
Dave Schaeffer(7)	2,292,340	5.12%
Erel Margalit	26,000	*
Timothy Weingarten	33,606	*
Steven Brooks	48,485	*
Richard Liebhaber	40,750	*
Blake Bath	34,325	*
Lewis Ferguson (former director)	10,112	*
Marc Montagner (director nominee)	0	*
R. Reed Harrison(8) (former executive officer)	138,119	*
Thaddeus Weed(8)	64,388	*
Robert Beury(8)	43,025	*
Jeffrey Karnes(8)	49,617	*
Mark Schleifer(8)	14,375	*
Directors and executive officers as a group (15 persons)(9)	2,880,516	6.43%

*
Denotes less than 1% ownership.

(1)
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,510,356 shares or 5.579% of the Common Stock outstanding of Cogent Communications Group Inc ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares of Common Stock of Cogent Communications Group Inc owned by the investment companies at December 31, 2009 included 423,548 shares of Common Stock resulting from the assumed conversion of $20,828,000 principal amount of COGENT COMM CV 1% 6/15/27 (20.3355 shares of Common Stock for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,510,356 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Pyramis Global Advisors, LLC ("PGALLC"), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 62,650 shares or 0.139% of the outstanding Common Stock of Cogent Communications Group Inc as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 62,650 shares and sole power to vote or to direct the voting of 62,650 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company ("PGATC"), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,747,290 shares or 3.883% of the outstanding Common Stock of the Cogent Communications Group Inc as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,747,290 shares and sole power to vote or to direct the voting of 1,576,030 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited ("FIL"), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 468,300 shares or 1.041% of the Common Stock outstanding of the Company. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 16, 2010.

(2)
BlackRock, Inc. has sole voting and dispositive power over 2,347,251 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13 G filed with the SEC on January 29, 2010.

(3)
The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The securities are beneficially owned or may be deemed to be beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates. Securities, if any, beneficially owned by any operating units of Morgan Stanley whose ownership of securities is disaggregated from that of the Morgan Stanley reporting units are not included. Morgan Stanley has sole voting power over 3,279,798 shares of our common stock and sole dispositive power over 3,455,480 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 12, 2010.

(4)
T. Rowe Price Associates, Inc. has sole dispositive power over 2,837,864 shares of common stock but has sole voting power over only 277,835 of such shares. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 12, 2010.

(5)
Columbia Wanger Asset Management, L.P. reports sole voting power over 5,072,000 shares of common stock and sole dispositive power over 5,300,500 shares of our common stock. Nearly all of the shares are held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LP. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 9, 2010.

(6)
Peninsula Capital Advisors, LLC and Peninsula Investment Partners, L.P., an affiliate entity within the control of Peninsula Capital Advisors, LLC, share voting and dispositive power over 4,400,000 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 10, 2009.

(7)
Includes 2,292,340 shares of common stock, 2,285,590 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of the shares held by the trust. Also includes 230,000 shares of restricted stock that may be voted but remain subject to certain vesting provisions.

(8)
Consists of vested common stock and vested options

(9)
Consists of Dave Schaeffer, Erel Margalit, Timothy Weingarten, Steven Brooks, Richard T. Liebhaber, D. Blake Bath, Lewis Ferguson, Marc Montagner, R. Reed Harrison, Robert Beury, Jeffrey Karnes, Mark Schleifer, Thaddeus Weed, R. Brad Kummer, and Timothy O'Neill.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We have employment agreements with certain of our named executive officers as described in "Employment Agreements and Other Potential Post-Employment Payments."

Our Headquarters Lease

        The Company's headquarters is located in an office building owned by a partnership (6715 Kenilworth Avenue Partnership). The two owners of the partnership are our Chief Executive Officer, Dave Schaeffer, who has a 51% interest in the partnership and his wife, Ruth Schaeffer, who has a 49% interest in the partnership. The Company paid $0.6 million in 2009 in rent and related costs (including taxes and utilities) to this partnership under a lease that expires in August 2012. The dollar value of Mr. Schaeffer's interest in the lease payments in 2009 was $0.3 million. The dollar value of Mrs. Schaeffer's interest in the lease payment in 2009 was $0.3 million. If Mr. Schaeffer's interest is combined with that of his wife then the total dollar value of his interest in the lease payments in 2009 was $0.6 million. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Approval of Related Party Transactions

        The Audit Committee, the Compensation Committee, and the independent directors review and approve related party transactions.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2009 were timely met.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2010. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained. The policy requires an individual review by the committee in advance of each service to be provided by Ernst & Young LLP.

        Representatives of Ernst & Young LLP will not be present at the Annual Meeting but are expected to be available by telephone should there be questions that need to be addressed by them.

Fees and Services of Ernst & Young LLP

        The following table summarizes fees billed to us by Ernst & Young LLP for fiscal years 2008 and 2009; all services were pre-approved by the Audit Committee:

	Fees
Service	2008	2009
Audit Fees(1)	$1,406,000	$1,366,000
Audit-Related Fees	—	—
Tax Fees(2)	228,000	322,000

Total	$1,634,000	$1,688,000

(1)
Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.

(2)
Tax fees included tax compliance, tax advice and tax planning.

STOCKHOLDER PROPOSALS

        Stockholder proposals intended for inclusion in the Company's Proxy Statement for the annual meeting of Stockholders in 2010 must have been received by Ried Zulager, Secretary, Cogent Communications Group, Inc., 1015 31st Street NW, Washington, D.C. 20007, by January 23, 2010.

        The Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Company's Bylaws.

OTHER MATTERS

        The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

        A copy of the Company's 2009 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2009 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Group, Inc., Attn: Investor Relations, 1015 31st Street, Washington, D.C. 20007. Stockholders may also obtain a copy of the Form 10-K by accessing the Company's website at www.cogentco.com under the "Reports" tab under the "Investor Relations" section.

By Order of the Board of Directors

Ried Zulager, Secretary

Washington, D.C.
March 1, 2010

With- For All For hold Except X THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 15, 2010 AT 9:00 A.M. The undersigned holder of common stock, par value $0.001, of Cogent Communications Group, Inc. (the “Company”) hereby appoints Robert N. Beury and Ried Zulager, or either of them, as proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 15, 2010 at 9:00 a.m. local time, at the Company’s offices at 1015 31st Street, NW, Washington, D.C. 20007, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS. Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person. COGENT COMMUNICATIONS GROUP, INC. REVOCABLE PROXY COGENT COMMUNICATIONS GROUP, INC. 2. PROPOSAL – To ratify the appointment of Ernst & Young, LLP as the Company’s Independent registered public accountants for the fiscal year ending December 31, 2010. 3. To vote on an amendment to the 2004 Incentive Award Plan to increase the authorized number of shares of common stock in the plan by 1,300,000. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the proposals are fully explained. 1. PROPOSAL – Election of Directors Nominees: Dave Schaeffer, Steven D. Brooks, Erel N. Margalit, Timothy Weingarten, Richard T. Liebhaber, D. Blake Bath and Marc Montagner. COGENT COMMUNICATIONS GROUP, INC. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held at 9:00 a.m., April 15, 2010 The proxy statement and annual report to shareholders (Form 10-K) are available at: http://www.cogentco.com/Reports The materials available at the website are the proxy statement and annual report to shareholders (Form 10-K). The annual shareholder meeting will be held at 9:00 a.m. on April 15, 2010 at Cogent's offices at 1015 31st Street, NW, Washington, D.C. 20007. The matters to be covered are noted below: 1. Election of Directors; 2. Ratification of Appointment of Ernst & Young LLP as Independent registered public accountants for the fiscal year ending December 31, 2010; 3. To vote on an amendment to the 2004 Incentive Award Plan to increase the authorized number of shares of common stock in the plan by 1,300,000. 4. Other matters as may properly come before the meeting. The Board of Directors of Cogent recommends voting FOR Proposal 1 - Election of Directors, FOR Proposal 2 - Ratification of Appointment of Ernst & Young LLP as Independent registered public accountants for the fiscal year ending December 31, 2010, and FOR Proposal 3 - To vote on an amendment to the 2004 Incentive Award Plan to increase the authorized number of shares of common stock in the plan by 1,300,000. You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person. PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Please be sure to date and sign this proxy card in the box below. 5799 (INSTRUCTIONS: to withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and write that nominee’s name(s) in the space provided below.) For Against Abstain

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON April 15, 2010
COGENT COMMUNICATIONS GROUP, INC. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held at 9:00 a.m., April 15, 2010
PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accountants
PROPOSAL NO. 3 AMENDMENT TO INCREASE SHARES IN INCENTIVE PLAN
THE BOARD OF DIRECTORS AND COMMITTEES
Audit Committee Report
EXECUTIVE OFFICERS AND KEY EMPLOYEES
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2009
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested Value
Employment Agreements and Other Potential Post-Employment Payments
Director Compensation
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS
OTHER MATTERS